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Exhibit 10(q)

Attachment 1

EMPLOYMENT AGREEMENT

        This Employment Agreement (the "Agreement") is made as of the 20th day of December, 2001 by and between Constellation Energy Group, Inc. ("Company") and Michael J. Wallace ("Executive").

WITNESSETH:

        WHEREAS, Company desires to employ Executive and Executive is willing to accept such employment, all upon the terms and conditions hereinafter set forth.

        NOW, THEREFORE, in consideration of the mutual covenants and obligations hereinafter set forth, the parties hereto agree as follows:

        1.    Employment Term.    Company hereby employs Executive and Executive accepts employment with Company as President of the Company's Generation Group on the terms and conditions herein set forth, for a period commencing on January 2, 2002 and expiring on December 31, 2004 (the "Term"). Executive's duties and responsibilities shall be determined by Company's Chief Executive Officer ("CEO") consistent with Executive's qualifications and the best interests of Company. Executive also shall perform such other or additional duties as may be assigned to him by the CEO from time to time as are reasonably consistent with the position of President or such other position as may be mutually agreed upon by the parties.

        2.    Duties.    During the term hereof, Executive shall devote his entire attention and energy to the business and affairs of Company on a full-time basis during normal business hours, and as reasonably required, outside normal business hours, and shall not be engaged in any other business activity, regardless of whether such business activity is pursued for gain, profit or other pecuniary advantage, unless the CEO otherwise consents in writing; but this shall not be construed as preventing Executive from investing his assets in such form or manner as will not require any services on the part of the Executive in the operation of the affairs of the companies in which such investments are made and will not otherwise conflict with the provisions of this Agreement.

        3.    Compensation.

          (a)    Base Salary.    During the first year of this Agreement, Company shall pay Executive an annual base salary of Five Hundred Thousand Dollars ($500,000) (the "Base Salary", subject to adjustment as provided in the next sentence), payable in accordance with Company's regular payroll procedures. Company will review Executive's Base Salary for possible increases at least annually.

          (b)    Incentive Plan.    During the term of this Agreement, Executive shall be eligible to participate in Company's annual incentive plan for executives, which shall have a target performance bonus totaling up to an additional one hundred percent (100%) of Base Salary for the first year of this Agreement based on achieving reasonably attainable individual and overall Company performance goals. For the first year of this Agreement, the maximum performance bonus of Five Hundred Thousand Dollars ($500,000) will be guaranteed, and it will be paid in accordance with the terms of the current Executive Annual Incentive Plan. Following the first year of this Agreement and during the remaining Term, the target performance bonus percentage of Base Salary shall be no less than the target performance bonus percentage of annual base salary of the Chief Executive Officer.

          (c)    Restricted Stock.    Upon Executive's execution of the applicable Restricted Stock Agreement, Executive will receive shares of the Company's service-based restricted stock as follows: twenty thousand (20,000) shares with a one (1) year restriction period; thirty thousand (30,000) shares with a five (5) year restriction period.

          (d)    Long-Term Incentive.    Prior to June 30, 2002, Company expects to adopt a new long-term incentive plan for officers. Assuming such a plan is adopted, Executive will receive a participation valued at Five Million Dollars ($5,000,000), with such value to be determined on the same basis as for other senior executives. In the event a new long-term incentive plan has not been implemented by June 30, 2002, Executive will be granted "phantom" stock options with a strike price of the fair market value of Company's stock on June 30, 2002, and/or other equity-linked instruments, valued at Five Million Dollars ($5,000,000). Executive's participation in the long-term incentive plan or ownership of the phantom stock options (or other equity-linked instruments) will vest ratably over the Initial Term of this Agreement, commencing retroactively to January 2, 2002. In the event of a "termination without cause" or a "resignation for good reason" provided by subparagraphs 7(d) and 7(e) of this Agreement, Executive will be deemed fully vested in the long-term incentive plan or ownership of the phantom stock options (or other equity-linked instruments).

          (e)    Senior Executive Supplemental Plan.    For purposes of calculating Executive's benefit under the Senior Executive Supplemental Plan, Company will credit Executive with seven (7) years of vesting service immediately upon hire. Under this plan, Executive will earn five and one-half percent (5.5%) of average annual base pay plus average annual incentive for each year of service, to a maximum of fifty-five percent (55%) of pay. Retirement eligibility under the Plan is age fifty-five (55) with ten (10) years' service, or age sixty-two (62) with five (5) years' service, and therefore Executive would be eligible to retire after three (3) years of service with a benefit of sixteen and one-half percent (16.5%) of pay.

        4.    Benefits.    Executive shall be entitled to participate in all of the Company's benefit plans on the same basis as other senior executives, including, but not limited to, the Company's Flexible Benefits Plan (including health and dental coverage), Pension Equity Pension Plan, and an Employee Savings Plan with a 401(k) feature. Executive shall also be provided the Supplemental Benefits and Perquisites set forth in Appendix A.

        5.    Business Expenses.    Executive shall be entitled to prompt reimbursement for all reasonable expenses incurred by him in furtherance of Company's business, in accordance with the policies and procedures established for senior executives of Company.

        6.    Relocation Expenses.

        To assist in Executive's relocation to the Maryland area, Company will provide Executive with reimbursement for the following reasonable, documented costs:

    House-hunting trips for Executive and/or Executive's family

    Settlement expenses for the sale of Executive's current residence

    Movement of Executive's household goods, using a Company-approved moving company

    Settlement expenses for the purchase of Executive's new home

    Reasonable temporary living expenses

    Storage of Executive's household goods for a reasonable period

    Reasonable travel expenses from Illinois for Executive and his wife over a reasonable transition period

    Ten Thousand Dollars ($10,000) incidental moving expenses

        To the extent that the reimbursement of any of these costs is subject to federal, state or local tax, the Executive shall be entitled to receive an additional payment ("a gross-up" payment) in an amount such that, after payment by the Executive of all taxes on such reimbursements, the Executive retains an amount of the gross-up payment equal to the tax imposed on the reimbursements.

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        7.    Termination.

          (a)    Death.    Upon the death of Executive, this Agreement shall automatically terminate and Executive's executor, administrator or designated beneficiary shall be entitled to receive the Executive's Base Salary which shall have accrued to the date of such death and a pro rata portion of the performance bonus earned for that year under Company's annual incentive plan. For purposes of calculating the pro rata performance bonus, Executive will be deemed to have attained his individual performance goals at target.

          (b)    Illness or Disability.    If Executive is absent from his employment for reasons of illness or other physical or mental incapacity for more than one hundred eighty (180) consecutive days, Company may terminate this Agreement and Executive's employment hereunder. In such event, Company shall be obligated to pay Executive his salary to the end of the month in which his employment is terminated, and a pro rata portion of the performance bonus earned for that year under Company's annual incentive plan. For purposes of calculating the pro rata performance bonus, Executive will be deemed to have attained his individual performance goals at target.

          (c)    Termination for Cause.    Company may terminate this Agreement and Executive's employment hereunder at any time for Cause. "Cause" shall be defined in the same manner as it is defined by Section 1.7 of the Form of Severance Agreement dated December            , 2001, and attached hereto as Appendix B ("Severance Agreement"). The procedures for effectuating a termination for Cause as set forth in Section 1.7 of the Severance Agreement shall be applicable.

          In the event of termination for Cause, Company shall pay Executive his Base Salary up to the effective date of the termination.

          (d)    Termination without Cause.    Notwithstanding anything contained herein to the contrary, Company also may terminate this Agreement and Executive's employment hereunder for any reason whatsoever, upon thirty (30) days' prior written notice to Executive. In the event that Company terminates this Agreement other than for Cause, Executive shall be entitled to: (i) Base Salary for the remainder of the Term of this Agreement; (ii) a performance bonus for each year remaining in the Term of this Agreement (prorated for partial years remaining) as if Executive and Company attained all performance goals at target; (iii) removal of the restriction for the twenty thousand (20,000) shares of Company stock with a one (1) year restriction period provided by Section 3(c) of this Agreement, without regard to whether the one (1) year period has elapsed; (iv) removal on a pro rated basis of the restriction for the thirty thousand (30,000) shares of Company stock with a five (5) year restriction period provided by Section 3(c) of the Agreement (e.g., if Executive is employed for two (2) full years, the restriction would be removed from 2/5 of the 5 year restricted stock; (v) immediate vesting of the Long-Term Incentive provided by Section 3(d) of this Agreement; and (vi) immediate vesting of all benefits under the Senior Executive Supplemental Plan provided by Section 3(e) of this Agreement (i.e., Executive will be eligible to retire at age 55 with a benefit of sixteen and one-half percent (16.5%) of pay (average annual base pay plus average annual incentive)). In return for the separation benefits provided herein, Executive will execute a waiver releasing the Company and its affiliates from all claims related to his employment or the termination of his employment.

          (e)    Resignation for Good Reason.    Executive may terminate this Agreement and Executive's employment hereunder for Good Reason. "Good Reason" shall be defined in the same manner as it is defined by Section 1.6 of the Form of Severance Agreement, except that the occurrence of a Change of Control will not be necessary for Executive to exercise his right to resign for Good Reason. A termination of employment by the Executive for Good Reason shall be effectuated by giving the Company written notice ("Notice of Termination for Good Reason") of the termination within six (6) months of the occurrence of the event constituting Good Reason or, if such event is not immediately recognizable by the Executive, within six (6) months of the date the Executive

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  became or reasonably should have become aware of such event (but in no event beyond the expiration of the Term of this Agreement), setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Agreement on which the Executive relies. A termination of employment by the Executive for Good Reason shall be effective on the thirtieth (30th) day following the date when the Notice of Termination for Good Reason is given, unless the notice sets forth a later date (which date shall in no event be later than sixty (60) days after the notice is given); provided, however, that no event described hereunder shall constitute Good Reason if such event is a result of an isolated, insubstantial and inadvertent action that is not taken in bad faith and that is remedied by the Company within five (5) days after receipt of the Notice of Termination for Good Reason by the Company from the Executive. The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder. In the event that Executive terminates this Agreement for Good Reason in accordance with the terms of this Agreement, Executive shall be entitled to: (i) Base Salary for the remainder of the Term of this Agreement; (ii) a performance bonus for each year remaining in the Term of this Agreement (prorated for partial years remaining) as if Executive and Company attained all performance goals at target; (iii) removal of the restriction for the twenty thousand (20,000) shares of Company stock with a one (1) year restriction period provided by Section 3(c) of this Agreement, without regard to whether the one (1) year period has elapsed; (iv) removal on a pro rated basis of the restriction for the thirty thousand (30,000) shares of Company stock with a five (5) year restriction period provided by Section 3(c) of the Agreement (e.g., if Executive is employed for two (2) full years, the restriction would be removed from 2/5 of the 5 year restricted stock); (v) immediate vesting of the Long-Term Incentive provided by Section 3(d) of this Agreement; and (vi) immediate vesting of all benefits under the Senior Executive Supplemental Plan provided by Section 3(e) of this Agreement (i.e., Executive will be eligible to retire at age 55 with a benefit of sixteen and one-half percent (16.5%) of pay (average annual base pay plus average annual incentive)). In return for the separation benefits provided herein, Executive will execute a waiver releasing the Company and its affiliates from all claims related his employment or the termination of his employment.

          (f)    Change of Control.    In the event of a Change in Control during the term of this Agreement, Executive shall be entitled to no less than the severance benefits provided by the Severance Agreement, the form of which is attached hereto as Exhibit B, regardless of whether said Severance Agreement is terminated or amended during such Term. In no event shall the Executive be entitled to benefits under both this Agreement and the Severance Agreement or any other Company severance program.

        8.    Confidential Information and Discoveries.    Executive acknowledges that he will, as a result of his duties as an employee of Company, have access to and be in a position to receive confidential information. Therefore, Executive agrees that during his employment by Company and thereafter he will not divulge to, or use for the benefit of, himself or any other person, any information concerning any inventions, discoveries, improvements, processes, methods, trade secrets, research or secret data (including, without limitation, computer programs, software development or executive systems), or other confidential matters possessed, owned or used by Company that may be obtained or learned by the Executive in the course of or as a result of his employment hereunder unless such disclosure is authorized in writing by the CEO. The expiration or termination of employment shall not be deemed to release the Executive from his duties hereunder not to reveal or convert to his own use or the use of others the information described herein.

        9.    Remedy.    Executive understands that Company would not have an adequate remedy at law for the material breach or threatened breach by Executive of the covenants set forth in Paragraph 8 of this Agreement and agrees that in the event of any such material breach or threatened breach, Company

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may, in addition to the other remedies which may be available to it, file a suit in equity to enjoin Executive from the breach or threatened breach of such covenant.

        10.    Miscellaneous.

          (a)    Notices.    Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered or certified mail to Executive or Company at the address set forth below their signatures at the end of this Agreement or to such other address as they shall notify each other in writing.

          (b)    Assignment.    This Agreement shall be binding upon and inure to the benefit of Company and its successors and assigns. This Agreement shall not be assignable by Executive.

          (c)    Applicable Law.    This Agreement shall be construed in accordance with the laws of the State of Maryland in every respect, including, without limitation, validity, interpretation and performance.

          (d)    Headings.    Section headings and numbers herein are included for convenience of reference only and this Agreement is not to be construed with reference thereto. If there be any conflict between such numbers and headings and the text hereof, the text shall control.

          (e)    Severability.    If for any reason any portion of this Agreement shall be held invalid or unenforceable, it is agreed that the same shall not affect the validity or enforceability of the remainder hereof.

          (f)    Entire Agreement.    This Agreement, including its Appendices, contains the entire agreement of the parties with respect to its subject matter and supersedes all previous agreements between the parties. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

          (g)    Waiver of breach.    The waiver of Company or Executive of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach.

          (h)    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement.

CONSTELLATION ENERGY GROUP, INC.		MICHAEL J. WALLACE
By:	/S/	/S/
Its:	V.P., HR
Address:		Address:

Date:	12/20/01	Date:	12/20/01

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Exhibit 10(q)

Attachment 2

SEVERANCE AGREEMENT

        This Agreement is made the    day of                        , 2003, by and between CONSTELLATION ENERGY GROUP, INC. (the "Company") and Michael J. Wallace (the "Executive"), and is effective as of January 24, 2003.

        WHEREAS, the Company wishes to encourage the orderly succession of management in the event of a Change in Control (as hereinafter defined); and

        WHEREAS, the Company desires to maintain a severance benefit for the Executive covering the period from the date of a Change in Control until the end of the twenty-four month period following the date of a Change in Control, to avoid the loss or the serious distraction of the Executive to the detriment of the Company and its stockholders prior to and during such period when the Executive's undivided attention and commitment to the needs of the Company would be particularly important; and

        WHEREAS, the Executive desires to devote the Executive's time and energy for the benefit of the Company and its stockholders and not to be distracted as a result of a Change in Control.

        NOW, THEREFORE, the parties agree as follows:

        1.    Definitions.

          1.1    Board.    The term "Board" means the Board of Directors of the Company.

          1.2    Change in Control.    The term "Change in Control" means:

            (i)    individuals who, on January 24, 2003, constitute the Board (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to January 24, 2003, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

            (ii)  any "person" (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities eligible to vote for the election of the Board (the "Company Voting Securities"); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any Subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction (as defined in paragraph (iii)), or (E) pursuant to any acquisition by Executive or any group of persons including Executive (or any entity controlled by Executive or any group of persons including Executive);

            (iii)  Company shareholder approval of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries,

    whether for such transaction or the issuance of securities in the transaction (a "Business Combination"), unless immediately following such Business Combination: (A) more than 60% of the total voting power of (x) the corporation resulting from such Business Combination (the "Surviving Corporation"), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least 95% of the voting securities eligible to elect directors of the Surviving Corporation (the "Parent Corporation"), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board's approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a "Non-Qualifying Transaction"); or

            (iv)  the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company, or the consummation of a sale of all or substantially all of the Company's assets.

          Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 20% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

          1.3    Qualifying Termination.

          (a)  The occurrence of any one or more of the following employment termination events within twenty-four calendar months after the date of a Change in Control shall constitute a "Qualifying Termination":

            (i)    The Company's termination of the Executive's employment without Cause (as defined in Section 1.7); or

            (ii)  The Executive's resignation for Good Reason (as defined in Section 1.6).

          (b)  A Qualifying Termination shall not include a termination of employment by reason of death, disability, the Executive's voluntary termination of employment without Good Reason, or the Company's termination of the Executive's employment for Cause.

          1.4    Ineligible to Retire.    Ineligible to Retire, means an Executive who has not met the eligibility requirements for retirement under any Company or Subsidiary supplemental executive non-qualified defined benefit retirement plan in which the Executive participated immediately prior to the occurrence of a Qualifying Termination.

          1.5    Eligible to Retire.    Eligible to Retire, means an Executive who has met the eligibility requirements for retirement under any Company or Subsidiary supplemental executive non-qualified defined benefit retirement plan in which the Executive participated immediately prior to the occurrence of a Qualifying Termination.

          1.6    Good Reason.    Good Reason means, without the Executive's express written consent, the occurrence after the date of a Change in Control of any one or more of the following:

            (a)  The assignment to the Executive of duties materially inconsistent with the Executive's authorities, duties, responsibilities, and status (including offices, title and reporting relationships) as an executive and/or officer of the Company or a Subsidiary immediately prior to the date of the Change in Control, or a material reduction or alteration in the nature or status of the Executive's authorities, duties, or responsibilities from those in effect immediately prior to the date of the Change in Control, (including as a type of such reduction or alteration for an Executive who is an officer of a publicly traded company immediately prior to the date of the Change in Control, the Executive occupying the same position or title but with a company whose stock is not publicly traded), unless such act is remedied by the Company or such Subsidiary within 10 business days after receipt of written notice thereof given by the Executive; or

            (b)  A reduction by the Company or a Subsidiary of the Executive's base salary in effect immediately prior to the date of the Change in Control or as the same shall be increased from time to time, unless such reduction is less than ten percent (10%) and it is either (i) replaced by an incentive opportunity equal in value; or is (ii) consistent and proportional with an overall reduction in management compensation due to extraordinary business conditions, including but not limited to reduced profitability and other financial stress (i.e., the base salary of the Executive will not be singled out for reduction in a manner inconsistent with a reduction imposed on other executives of the Company or such Subsidiary); or

            (c)  The relocation of the Executive's office more than 50 miles from the Executive's office immediately prior to the date of the Change in Control; or

            (d)  Failure of the Company or a Subsidiary (whichever is the Executive's employer) to provide (i) the Executive the opportunity to participate in all applicable incentive, savings and retirement plans, practices, policies and programs of the Company or such Subsidiary to the same extent as other senior executives (or, where applicable, retired senior executives) of the Company or such Subsidiary, and (ii) the Executive and/or the Executive's family, as the case may be, the opportunity to participate in, and receive all benefits under, all applicable welfare benefit plans, practices, policies and programs provided by the Company or such Subsidiary, including, without limitation, medical, prescription, dental, disability, sick benefits, accidental death and travel insurance plans and programs, to the same extent as other senior executives (or, where applicable, retired senior executives) of the Company or such Subsidiary; or

            (e)  Failure of the Company or a Subsidiary (whichever is the Executive's employer) to provide the Executive such perquisites as the Company or such Subsidiary may establish from time to time which are commensurate with the Executive's position and at least comparable to those received by other senior executives at the Company or such Subsidiary; or

            (f)    The failure by the Company to comply with paragraph (c) of Section 11 of this Agreement; or

            (g)  Any other substantial breach of this Agreement by the Company that either is not taken in good faith or is not remedied by the Company promptly after receipt of notice thereof from the Executive.

          The Executive's right to terminate employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason herein. A termination of employment by the Executive for Good Reason for purposes of this Agreement shall be effectuated by giving the Company written notice ("Notice of Termination for Good Reason") of the termination within six (6) months of the occurrence of the event constituting Good Reason or, if such event is not immediately recognizable by the Executive, within six (6) months of the date the Executive became or reasonably should have become aware of such event, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Agreement on which the Executive relies. A termination of employment by the Executive for Good Reason shall be effective on the thirtieth (30th) day following the date when the Notice of Termination for Good Reason is given, unless the notice sets forth a later date (which date shall in no event be later than sixty (60) days after the notice is given); provided, however, that no event described hereunder shall constitute Good Reason if such event is a result of an isolated, insubstantial and inadvertent action that is not taken in bad faith and that is remedied by the Company within ten (10) days after receipt of the Notice of Termination for Good Reason by the Company from the Executive. If the Company disputes the existence of Good Reason, the burden of proof is on the Company to establish that Good Reason does not exist.

          1.7    Cause.    Cause shall mean the occurrence of any one or more of the following:

            (a)  The Executive is convicted of a felony involving moral turpitude; or

            (b)  The Executive engages in conduct or activities that constitutes disloyalty to the Company or a Subsidiary and such conduct or activities are materially damaging to the property, business or reputation of the Company or a Subsidiary; or

            (c)  The Executive persistently fails or refuses to comply with any written direction of an authorized representative of the Company other than a directive constituting an assignment described in Section 1.6(a); or

            (d)  The Executive embezzles or knowingly, and with intent, misappropriates property of the Company or a Subsidiary, or unlawfully appropriates any corporate opportunity of the Company or a Subsidiary.

          A termination of the Executive's employment for Cause for purposes of this Agreement shall be effected in accordance with the following procedures. The Company shall give the Executive written notice ("Notice of Termination for Cause") of its intention to terminate the Executive's employment for Cause, setting forth in reasonable detail the specific conduct of the Executive that it considers to constitute Cause and the specific provision(s) of this Agreement on which it relies, and stating the date, time and place of the Board Meeting for Cause. The "Board Meeting for Cause" means a meeting of the Board at which the Executive's termination for Cause will be considered, that takes place not less than ten (10) and not more than twenty (20) business days after the Executive receives the Notice of Termination for Cause. The Executive shall be given an opportunity, together with counsel, to be heard at the Board Meeting for Cause. The Executive's Termination for Cause shall be effective when and if a resolution is duly adopted at the Board Meeting for Cause by a two-thirds vote of the entire membership of the Board, excluding employee directors, stating that in the good faith opinion of the Board, the Executive is guilty of the conduct described in the Notice of Termination for Cause, and that conduct constitutes Cause under this Agreement.

          1.8    Annual Award Amount.    The average of the two highest annual incentive awards under the Company's annual incentive plan (or the annual cash incentive plan maintained by a successor company or a Subsidiary) payable under the terms of such annual incentive plan for the performance year during which the Qualifying Termination occurs, and paid in the last four years to the Executive prior to the occurrence of the Qualifying Termination; provided, however, that (a) if the Executive has not been employed by the Company or a Subsidiary for a sufficient length of time to have been eligible for payment of at least two full annual incentive awards, deemed target award payout shall be used for the one or two years for which the Executive was not so eligible; (b) for any year during which an annual incentive award was paid or is payable to the Executive that was prorated because of less than a full year of plan participation, such award shall be annualized; and (c) for any year during which a guaranteed minimum annual incentive award amount was paid or is payable to the Executive, such full (not prorated because of less than a full year of plan participation) guaranteed annual incentive amount shall be used for such year.

          1.9.    Subsidiary.    Any corporation with respect to which the Company owns a majority of the outstanding shares of common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

        2.    Severance Benefits for an Executive Ineligible to Retire.    Upon the occurrence of a Qualifying Termination with respect to an Executive who is Ineligible to Retire:

          (a)    Severance Payment.    The Company shall pay to the Executive an amount equal to three times the sum of the Executive's annual base salary (as in effect on the date of the Qualifying Termination, not reduced by any reduction described in Section 1.6(b) above) and Annual Award Amount. The payment shall be made in a lump sum after the Qualifying Termination, and within approximately 10 business days after the Company receives the executed agreement referred to in 2(e) below but in no case prior to the expiration of any period during which the Executive is permitted to revoke such agreement.

          (b)    Supplemental Retirement Benefits.    For purposes of determining the Executive's supplemental retirement benefits which the Executive is entitled to under the Company's supplemental non-qualified retirement plan in which the Executive participated immediately prior to the Qualifying Termination (or the supplemental retirement plan maintained by a successor company or a Subsidiary), (i) the Executive's age shall be deemed equal to the greater of (A) age 55 or (B) the Executive's actual age, (ii) the Executive's service percentage shall be deemed equal to 40%, (iii) any minimum service eligibility requirements for such benefits shall be waived and such benefits shall be fully vested, and (iv) Annual Award Amount shall be used to compute such benefits in lieu of any other annual incentive award amount under such plan.

          (c)    Severance Health Benefits.    The Company shall provide to the Executive a lump sum payment equal to the present value of the Company subsidy toward medical and dental benefits provided to active employees (based on the amount of such subsidy in effect as of the date of the Qualifying Termination), assuming such subsidy is provided to the Executive for three years after the date of the Qualifying Termination. Also, (i) for an Executive who is at least age 55 with seven or more years of service on the date of the Qualifying Termination, the Company shall provide to the Executive an additional lump sum payment equal to the present value of the Company subsidy toward medical and dental benefits provided to a retiree of the Company who has the deemed service used to compute supplemental retirement benefits in Section 2(b) above (based on the amount of such subsidy in effect as of the date of the Qualifying Termination), assuming such subsidy is provided to the Executive beginning immediately after the three year period referenced in the first sentence of this paragraph until the end of the estimated life expectancy of the Executive; and (ii) for an Executive who is not at least age 55 with seven or more years of service on the date of the Qualifying Termination, no additional health benefits payment shall be provided by the Company. Such payment(s) shall be made within approximately 10 business days after the

  Company receives the executed agreement referred to in 2(e) below but in no case prior to the expiration of any period during which the Executive is permitted to revoke such agreement.

          (d)    Outplacement.    For a 60-day period commencing on the date of the Qualifying Termination, the Executive is entitled to receive outplacement services from one or more organizations that are offered by the Company from time to time, with such services capped at a Company cost of $50,000.

          (e)    Release.    The benefits described in this Section 2 are payable by the Company to the Executive only if after the date of the Qualifying Termination, the Executive executes (and does not subsequently revoke) in writing and submits to the Company, in the form, manner, and subject to the timing established by the Company, an agreement releasing legal claims, including those against the Company and its Subsidiaries, including but not limited to claims arising out of the Executive's Company or Subsidiary employment or termination of such employment. Such agreement shall be furnished by the Company to the Executive as soon as possible, but no later than ten (10) business days, after the date of the Qualifying Termination.

        3.    Severance Benefits for an Executive Eligible to Retire.    Upon the occurrence of a Qualifying Termination with respect to an Executive who is Eligible to Retire:

          (a)    Severance Payment.    The Company shall pay to the Executive an amount equal to three times the sum of the Executive's annual base salary (as in effect on the date of the Qualifying Termination, not reduced by any reduction described in Section 1.6(b) above) and Annual Award Amount. The payment shall be made in a lump sum after the Qualifying Termination, and within approximately 10 business days after the Company receives the executed agreement referred to in 3(f) below but in no case prior to the expiration of any period during which the Executive is permitted to revoke such agreement.

          (b)    Supplemental Retirement Benefits.    For purposes of determining the Executive's supplemental retirement benefits which the Executive is entitled to under the Company's supplemental non-qualified retirement plan in which the Executive participated immediately prior to the Qualifying Termination (or the supplemental retirement plan maintained by a successor company or a Subsidiary), (i) the Executive's service percentage shall be deemed equal to 40% or the Executive's actual service percentage (whichever is greater); (ii) the Executive's supplemental retirement benefit shall not be reduced for early receipt; and (iii) Annual Award Amount shall be used to compute such benefits in lieu of any other annual incentive award amount under such plan.

          (c)    Severance Health Benefits.    The Company shall provide to the Executive a lump sum payment equal to the present value of the Company subsidy toward medical and dental benefits provided to active employees, less the Executive's actual Company subsidy toward such benefits (based on the amount of such subsidies in effect as of the date of the Qualifying Termination), assuming such subsidies are provided to the Executive for three years after the date of the Qualifying Termination. Also, the Company shall provide to the Executive an additional lump sum payment equal to the present value of the Company subsidy toward medical and dental benefits provided to a retiree of the Company who has attained age 65 and completed the greater of 20 years or actual years of service, less the Executive's actual Company subsidy toward such benefits (based on the amount of such subsidies in effect as of the date of the Qualifying Termination), assuming such subsidies are provided to the Executive beginning immediately after the three year period referenced in the first sentence of this paragraph until the end of the estimated life expectancy of the Executive. Such payments shall be made within approximately 10 business days after the Company receives the executed agreement referred to in 3(e) below but in no case prior to the expiration of any period during which the Executive is permitted to revoke such agreement.

          (d)    Outplacement.    For a 60-day period commencing on the date of the Qualifying Termination, the Executive is entitled to receive outplacement services from one or more organizations that are offered by the Company from time to time, with such services capped at a Company cost of $50,000.

          (e)    Release.    The benefits described in this Section 3 are payable by the Company to the Executive only if after the date of the Qualifying Termination, the Executive executes (and does not subsequently revoke) in writing and submits to the Company, in the form, manner, and subject to the timing established by the Company, an agreement releasing legal claims, including those against the Company and its Subsidiaries, including but not limited to claims arising out of the Executive's Company or Subsidiary employment or termination of such employment. Such agreement shall be furnished by the Company to the Executive as soon as possible, but no later than ten (10) business days, after the date of the Qualifying Termination.

        4.    Non-Exclusivity of Rights.    Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or a successor company or a Subsidiary (whichever is the Executive's employer) for which the Executive may qualify, nor shall anything in this Agreement limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or a successor Company or such Subsidiary. However, if the Executive receives severance benefits under this Agreement, the Executive is not also entitled to any benefit under any other severance plan, program, arrangement or agreement maintained by the Company or a Subsidiary except under the Employment Agreement made December 20, 2001 between the Company and the Executive (Employment Agreement); provided, however the Base Salary and performance bonus payments under Sections 7(d)(i) and (ii), and 7(e)(i) and (ii) of the Employment Agreement shall be offset by any cash payment made under Section 2(a) or 3(a) of this Agreement, and the Senior Executive Supplemental Plan benefit under Sections 7(d)(vi) and 7(e)(vi) of the Employment Agreement shall be offset by any such benefit under Section 2(b) or 3(b) of this Agreement. Vested benefits and other amounts that the Executive is otherwise entitled to receive under any incentive compensation (including, but not limited to any restricted stock or stock option agreements), deferred compensation and other benefit programs listed in Section 1.6(d), life insurance coverage, or any other plan, policy, practice or program of, or any contract or agreement with, the Company or a successor Company or such Subsidiary on or after the date of the Qualifying Termination shall be payable in accordance with the terms of each such plan, policy, practice, program, contract or agreement, as the case may be, except as explicitly modified by this Agreement.

        5.    Full Settlement.    The Company's obligation to make the payments provided for in, and otherwise to perform its obligations under, this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, such amounts shall not be reduced, regardless of whether the Executive obtains other employment.

        6.    Certain Additional Payments by the Company.

          (a)  Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereon) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

          (b)  Subject to the provisions of paragraph (c) of this Section 6, all determinations required to be made under this Section 6, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by one of the major internationally recognized certified public accounting firms (commonly referred to, as of the date hereof, as a Big Four firm) designated by the Executive and approved by the Company (which approval shall not be unreasonably withheld) (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group affecting the change of control, the Executive shall designate another Big Four accounting firm (subject to the approval of the Company, which approval shall not be unreasonably withheld) to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 6, shall be paid by the Company to the Executive within five (5) days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment") consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to paragraph (c) of this Section 6 and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

          (c)  The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

            (i)    give the Company any information reasonably requested by the Company relating to such claim,

            (ii)  take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

            (iii)  cooperate with the Company in good faith in order effectively to contest such claim, and

            (iv)  permit the Company to participate in any proceedings relating to such claim;

  PROVIDED, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this paragraph (c) of Section 6, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; PROVIDED, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and PROVIDED, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          (d)  If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph (c) of this Section 6, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall promptly take all necessary action to obtain such refund and (subject to the Company's complying with the requirements of paragraph (c) of this Section 6) upon receipt of such refund shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph (c) of this Section 6, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

        7.    Termination of Agreement.    This Agreement shall remain in effect from the date hereof until the last day of the twenty-fourth calendar month following the date of a Change in Control. Further, upon the date of a Change in Control, this Agreement shall continue until the Company or its successor shall have fully performed all of its obligations thereunder with respect to the Executive, with no future performance being possible. This Agreement may be terminated at any time by the Board with the written consent of the Executive. Notwithstanding the foregoing, this Agreement shall automatically terminate upon cessation of Executive's employment with the Company and its Subsidiaries prior to the date of a Change in Control.

        8.    Amendment of Agreement.    This Agreement may be amended at any time by the Board with the written consent of the Executive.

        9.    Construction.    Wherever any words are used herein in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply.

        10.    Governing Law.    This Agreement shall be governed by the laws of Maryland.

        11.    Successors and Assigns.

          (a)  This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

          (b)  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

          (c)  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

        12.    Indemnification.    The Company will pay all reasonable fees and expenses, if any, (including, without limitation, legal fees and expenses) that are incurred by the Executive to enforce this Agreement and that result from a breach of this Agreement by the Company.

        13.    Notice.    Any notices, requests, demands, or other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to the Executive at the last address the Executive has filed in writing with the Company, or in the case of the Company, to its principal offices.

        14.    Severability.    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

        15.    Withholding.    Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

        16.    Entire Agreement.    Unless otherwise specifically provided in this Agreement, the Executive and the Company acknowledge that this Agreement supersedes any other agreement between them or between the Executive and the Company or a Subsidiary, concerning the subject matter hereof; provided, however, that this Agreement shall not supersede the Employment Agreement made December 20, 2001 referenced in Section 4 of this Agreement but such agreements shall be coordinated as set forth in Section 4 of this Agreement.

        17.    Alienability.    The rights and benefits of the Executive under this Agreement may not be anticipated, alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process except as required by law. Any attempt by the Executive to anticipate, alienate, assign, sell, transfer, pledge, encumber or charge the same shall be void. Payments hereunder shall not be considered assets of the Executive in the event of insolvency or bankruptcy.

        18.    Counterparts.    This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

        IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization of the Board, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

CONSTELLATION ENERGY GROUP, INC.
By:
Michael J. Wallace

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